 [LOGO]                         Life Insurance Company                                 200 Clarendon Street
                                                                                         John Hancock Place
                                                                                Boston, Massachusetts 02117
                                                                                           [(800) 521-1234]

     INSURED     JOHN HANCOCK                           TOTAL SUM INSURED AT ISSUE      $200,000

POLICY NUMBER    9-000001                                            DATE OF ISSUE      SEPTEMBER 1, 1999

 DEATH BENEFIT   Option A: (See Section 4)

          PLAN   FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

                 INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE

The John Hancock Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing Office of the Company of due proof of the Insured's death.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

The amount or duration of the Death Benefit may be variable or fixed under specified conditions and may increase or decrease.

Signed for the Company at Boston, Massachusetts:


PRESIDENT                                                              SECRETARY


Variable Universal Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums and the policy class are shown in the Specifications Section of the policy.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. However, this policy may provide a Guaranteed Death Benefit while the policy is in full force during the Guaranteed Death Benefit Period shown on page 3, measured from the Date of Issue, provided that premiums are paid on a timely basis and other conditions are met as described in Sections 4, 6 and 7.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at its Servicing Office as shown on the back cover (or to the agent or agency office through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after timely surrender of the policy.

                               Policy Provisions
                               -----------------

       Section

   1.  Policy Specifications
   2.  Table Of Rates
   3.  Definitions
   4.  Death Benefit
   5.  Payments
   6.  Guaranteed Death Benefit
   7.  Grace Period
   8.  Account Value
   9.  Charges
  10.  Loans
  11.  Surrenders and Withdrawals
  12.  Basis of Computations
  13.  Separate Account and Fixed Account
  14.  Allocation To Subaccounts
  15.  Investment Policy Change
  16.  Reports To Owner
  17.  Reinstatement
  18.  Owner, Contingent Owner and Beneficiary
  19.  Interest On Proceeds
  20.  Deferral Of Determinations And Payments
  21.  Claims Of Creditors
  22.  Assignment
  23.  Incontestability
  24.  Misstatements
  25.  Suicide
  26.  The Contract
  27.  Settlement Provisions

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

             Insured  [John Hancock]                             Plan   Medallion Executive Variable Life III
           Issue Age  [35]                                       Policy Number  [9-000001]

                 Sex  [M]

       Premium Class  [Select]                                   Date of Issue  [September 1, 1999]

Death Benefit Option  [Option A: Level Death Benefit (see Section 4)]

                                                                 Sum Insured
                                                                 Basic Sum Insured at Issue       $ [100,000]
                                                                 Additional Sum Insured at Issue  $ [100,000]
                                                                 Total Sum Insured at Issue       -----------
                                                                                                  $ [200,000]

Notice: The actual premiums paid will affect the Account Value and the duration of insurance coverage, and will affect the Death Benefit if the Account Value affects the Death Benefit./1/ Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Insured only if on each Quarterly Processing Date the policy's Account Value, less any Surrender Charge and any indebtedness, is sufficient to provide for all Policy Charges then due

THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4.0%/ii/

                                   Premiums
                                   --------

                                                                          ANNUAL PREMIUMS
Planned Premium (the amount you plan to pay as specified in                   $    [6,000]
 the application)
Target Premium (the portion of each year's premium payment                    $     [4059]
 that is subject to the Sales Charge.)
Guaranteed Death Benefit Premium                                              $  [1623.60]

Minimum Initial Premium                           $ [507.38]
Billing Interval                                    [Annual]

                       Other Benefits and Specifications
                       ---------------------------------

             Minimum Total Sum Insured       [$100,000]
             Minimum Basic Sum Insured       [$20,000]
  Definition of Life Insurance Elected       [Cash Value Accumulation Test; not available with Death Benefit
                                             Option B]
Guaranteed Death Benefit Period              First Five Policy Years


_____________________


/i/ There is no correlation between Planned Premium and the continuation of the policy until the death of the Insured, due to changes in such factors as investment experience, cost of insurance charges, changes in expense factors, reallocations among subaccounts, partial withdrawals, loans, and changes in death benefit options. The policy may not be in force until the death of the Insured even if all Planned Premium is paid.

/ii/ We reserve the right to change the credited interest rate, and the amount of cost of insurance or other expense charges deducted under the policy, which may require more premium to be paid than was illustrated, or the cash values may be less than those illustrated. The credited rate will never be less than the Guaranteed Minimum Interest Rate shown above.

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------
A. Current Policy Charges*

                                                        Deductions from Premium Payments
                                                        --------------------------------
                            Sales Charge
                       Policy Years 1-10   [3]% up to Target Premium, [0]% of Excess Premium
               Policy Years 11 and after   [0]% up to Target and Excess Premium

                State Premium Tax Charge   [1.60]% up to Target and Excess Premium for all Policy Years
                  Federal DAC Tax Charge   [1.0]% up to Target and Excess Premium for all Policy Years
      [Enhanced Cash Value Rider Charge]   [1.0]% of Target and Excess Premium paid in Policy Year 1.

                                                              Deductions from Account Value
                                                              -----------------------------

                      Maintenance Charge   $[10.00] per month for Policy Years 1-[20].

                Cost of Insurance Charge   Determined in accordance with Section 9, and deducted each month for all Policy Years.
                Asset-Based Risk Charge    Monthly charge of [.0501]% of Separate Account assets for Policy
                                           Years 1-10, [.0292]% for Policy Years 11-20, and [.0125]% thereafter.


* We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Policy Charges on page 3B.

--------------------------------------------------------------------------------
1. POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------
B. Maximum Policy Charges


                                                   Deductions from Premium Payments
                                                   --------------------------------
                         Sales Charge
                    Policy Years 1-10    7% up to Target Premium, 3% of Excess Premium
            Policy Years 11 and after    3% up to Target Premium, 3% of Excess Premium
             State Premium Tax Charge    2.35% up to Target and Excess Premium for all Policy Years
               Federal DAC Tax Charge    1.25% up to Target and Excess Premium for all Policy Years
    [Enhanced Cash Value Rider Charge    1.0% of Target and Excess Premium paid in Policy Year 1.]

                                                          Deductions from Account Value
                                                          -----------------------------

                   Maintenance Charge    $15.00 per month for all Policy Years.

             Cost of Insurance Charge    Determined in accordance with Section 9, and deducted each month for all Policy Years; see Table of Rates, Section 2, for Maximum Monthly
                                         Rates used to determine Cost of Insurance.
              Asset-Based Risk Charge    Monthly charge of .0753% of Separate Account assets for all Policy
                                         Years.

--------------------------------------------------------------------------------
1.  POLICY SPECIFICATIONS, continued
--------------------------------------------------------------------------------

Insured                [JOHN HANCOCK]                            Plan                        Medallion Executive
                                                                                             -------------------
                                                                                              Variable Life III
                                                                                              -----------------

                                                                 Policy Number   [9-000001]
                                                           Rider Date of Issue   [September 1, 1999]


                                           Rider Information

--------------------------------------------------------------------------------------------------
               Type                                           Description
--------------------------------------------------------------------------------------------------
Enhanced Cash Value Rider              Additional cash value available upon surrender during the
                                      first 7 Policy Years, equal to the following percentages of the cumulative premiums, less cumulative Withdrawals:

                                                Policy Year                   ECV Percentage
                                                    1                              5.0%
                                                    2                              4.5%
                                                    3                              4.0%
                                                    4                              3.5%
                                                    5                              3.0%
                                                    6                              2.5%
                                                    7                              1.0%
                                                    8+                             0.0%
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 . TABLE OF RATES
--------------------------------------------------------------------------------
Rate Table

                    Maximum Applied
                   Monthly rates per        Death
                     $1,000 of Net         Benefit
  Age*              Amount at Risk**       Factors
  ----              ----------------       -------
   35                     0.1760            3.9726
   36                     0.1869            3.8433
   37                     0.2002            3.7186
   38                     0.2153            3.5985
   39                     0.2328            3.4829
   40                     0.2520            3.3717
   41                     0.2746            3.2649
   42                     0.2972            3.1623
   43                     0.3231            3.0636
   44                     0.3498            2.9689
   45                     0.3800            2.8779
   46                     0.4109            2.7904
   47                     0.4444            2.7064
   48                     0.4796            2.6255
   49                     0.5190            2.5477
   50                     0.5609            2.4728
   51                     0.6104            2.4008
   52                     0.6658            2.3317
   53                     0.7287            2.2654
   54                     0.8002            2.2019
   55                     0.8767            2.1412
   56                     0.9601            2.0831
   57                     1.0468            2.0275
   58                     1.1396            1.9742
   59                     1.2392            1.9230
   60                     1.3500            1.8740
   61                     1.4736            1.8269
   62                     1.6134            1.7818
   63                     1.7722            1.7387
   64                     1.9491            1.6976
   65                     2.1434            1.6584
   66                     2.3510            1.6211
   67                     2.5728            1.5855
   68                     2.8088            1.5516
   69                     3.0653            1.5191
   70                     3.3537            1.4880
   71                     3.6820            1.4583
   72                     4.0603            1.4301
   73                     4.4962            1.4033
   74                     4.9835            1.3781

 *As defined in Section 3.

 ** Monthly Rates are based on the 1980 Commissioners Standard Ordinary Mortality Table We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

--------------------------------------------------------------------------------
2. TABLE OF RATES, continued
--------------------------------------------------------------------------------

Rate Table (continued)

                        Maximum Applied
                       Monthly rates per          Death
                         $1,000 of Net           Benefit
  Age*                 Amount at Risk**          Factors
  ----                 ----------------          -------
   75                        5.5133              1.3546
   76                        6.0765              1.3325
   77                        6.6657              1.3117
   78                        7.2759              1.2922
   79                        7.9239              1.2737
   80                        8.6352              1.2560
   81                        9.4308              1.2392
   82                       10.3390              1.2232
   83                       11.3735              1.2082
   84                       12.5138              1.1942
   85                       13.7377              1.1812
   86                       15.0218              1.1692
   87                       16.3566              1.1580
   88                       17.7380              1.1475
   89                       19.1720              1.1374
   90                       20.6777              1.1277
   91                       22.2871              1.1181
   92                       24.0635              1.1082
   93                       26.1199              1.0979
   94                       28.8130              1.0869
   95                       32.8176              1.0748
   96                       39.6429              1.0616
   97                       53.0660              1.0476
   98                       85.5269              1.0334
   99+                     165.3400              1.0198

     *As defined in Section 3.

    **Maximum Monthly Rates are based on the 1980 Commissioners Standard
 Ordinary Mortality Tables.   We have the right to change the Monthly Rates per
 $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

4A

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------

The term "Account Value" is as defined in Section 8.

The term "Age" means on any policy anniversary, the age of the person in question at his or her birthday nearest that date. That "Age" will apply until the next policy anniversary.

The term "Annual Processing Date" means each 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Excess Premium" means that portion of the total Premiums received during any Policy Year that exceeds the Target Premium.

The term "Fixed Account" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "Guaranteed Death Benefit Premium" means the amount shown in Section 1.

The term "in full force" means that the policy has not lapsed in accordance with
Section 7.

The term "indebtedness" means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The term "Minimum Initial Premium" means one-quarter of the sum of the Target Premium (and any Rider Premium) as shown on page 3. However, if a Monthly Premiumatic or Monthly Employee Consultation billing mode is selected on the application, the "Minimum Initial Premium" shall be equal to one-twelfth of the sum of the Target Premium (and any Rider Premium).

The term "Net Premium" is as defined in Section 5.

The term "Payment" means, unless otherwise stated, payment at our Servicing Office.

The term "Planned Premium" means the amount shown on Page 3.

The term "Policy Year" means (a) or (b) below whichever is applicable:

 (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

 (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "Premium" is as defined in Section 5.

The term "Processing Date" means the first day of a policy month. A policy month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term "Quarterly Processing Date" means each third Processing Date starting with the Processing Date next after the Date of Issue.

The term "Separate Account", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Servicing Office" means the Company's Servicing Office at the address shown on the back cover of this policy.

The term "Subaccount" means a Variable Account or a Fixed Account.

The term "Target Premium" means the amount shown on Page 3.

The term "Valuation Date" means any date on which the New York Stock Exchange is open for trading.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division of a Separate Account which has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms "we", "us", and "our" refer only to the Company.

The term "written notice" means, unless otherwise stated, a written notice received at our Servicing Office.

The terms "you" and "your" refer only to the Owner of this policy.

--------------------------------------------------------------------------------
4. DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit is payable when the Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under
Section 9. In addition, if the Insured dies during a grace period as described in Subsection A of Section 7, we will also deduct the amount of any unpaid shortfall described in that subsection.

The death benefit of the policy depends on which of the following Options is selected in the application for the policy.

The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11.

       Option A: Level Death Benefit: The death benefit of the policy is the greater of: (i) the Total Sum Insured; and (ii) the Account Value on the date of death times the applicable Death Benefit Factor, shown in Section 2.

       Option B: Variable Death Benefit: The death benefit of the policy is the greater of: (i) the Total Sum Insured plus the Account Value on the Date of Death; and (ii) the Account Value on the Date of Death times the applicable Death Benefit Factor shown in Section 2.

The Total Sum Insured equals the sum of the Basic Sum Insured and any Additional Sum Insured, subject to the provisions on withdrawals in Section 11.

Death Benefit At and After Attained Age 100

If the Insured reaches attained age 100, Death Benefit Options A and B (described above) will cease to apply. On the policy anniversary nearest the Insured's 100/th/ birthday, we will automatically set the Sum Insured equal to zero, and discontinue deduction of the Maintenance Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the Account Value, and the applicable Death Benefit Factor will be 1.00. In no event will premium payments be accepted after the policy anniversary nearest the Insured's 100th birthday.

--------------------------------------------------------------------------------
5. PAYMENTS
--------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, it will be applied to reduce any outstanding loan. The remainder will constitute Premium. We then deduct the State Premium Tax Charge, the Federal DAC Tax Charge, the applicable Sales Charge, and the Enhanced Cash Value Rider Charge, if any. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the Valuation Period in which we receive it, unless one of the following exceptions applies:

(i) We will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii) We will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt;

(iv) If our receipt of any premium payment (or portion thereof) would cause a problem for the policy under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from the owner to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request. Except as provided above, all payments will be processed as of the date of receipt.Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while the policy is in full force. We may require evidence of insurability for any such excess premium.

The following applies if the Tax Test elected for Federal income tax purposes is "Guideline Premium Test", as shown in Section 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.

The following applies if the Tax Test elected for Federal income tax purposes is "Cash Value Accumulation Test", as shown in Section 1.

We reserve the right to modify the Death Benefit Factors shown in Section 1, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

--------------------------------------------------------------------------------
6.  GUARANTEED DEATH BENEFIT
--------------------------------------------------------------------------------

The Feature

The Guaranteed Death Benefit feature guarantees that the Basic Sum Insured will not terminate as of any Quarterly Processing Date during the Guaranteed Death Benefit Period (as shown in Section 1) if the funding requirement described below is met on that Quarterly Processing Date. This guarantee will apply even if the Surrender Value on the Quarterly Processing Date is insufficient to pay the monthly charges then due.

The Funding Requirement

At the beginning of each Quarterly Processing Date during the Guaranteed Death Benefit Period, we will determine whether the Cumulative Premium Balance (as defined below) equals or exceeds the Guaranteed Death Benefit Premium Target (as defined below). If it does, the Guaranteed Death Benefit feature will be in effect on that Quarterly Processing Date.

The "Cumulative Premium Balance" is equal to the sum of all Premiums paid prior to the date of calculation less the sum of all withdrawals made prior to that date and less the policy indebtedness as of that date. The "Guaranteed Death Benefit Premium Target" is the sum of all monthly Guaranteed Death Benefit Premiums due on or prior to the date of calculation. On each Processing date, one twelfth of the annual Guaranteed Death Benefit Premium (the "Annual GDB Premium") then in effect will be considered to be "due" for purposes of this
Section 6. The Annual GDB Premium at the Date of Issue is shown on page 3. Thereafter, the Annual GDB Premium will be revised on each Annual Processing Date as of which the policy is amended. If there are Section 9 charges during the period that the Guaranteed Death Benefit Feature is in effect which remain unpaid, these charges will not be forgiven. Any Net Premium amounts received during this period will first be applied to any outstanding Section 9 charges which are in arrears. Any such charges that remain unpaid at the end of such period will become immediately due and payable, and the provisions of Section 7 will apply.

--------------------------------------------------------------------------------
7. GRACE PERIOD
--------------------------------------------------------------------------------

If the Guaranteed Death Benefit feature is in effect on any Quarterly Processing Date and there is no Additional Sum Insured then in effect, there can be no default under the policy on that Quarterly Processing Date.

On any other Quarterly Processing Date, we will determine whether the total of all unpaid Section 9 charges as of such date is greater than the Account Value minus indebtedness as of such date. If that is the case, there will be a default as of the Quarterly Processing Date on which such determination is made.

If on such date of default, both the Guaranteed Death Benefit feature and an Additional Sum Insured are in effect, then only the Additional Sum Insured will be in danger of discontinuance and the default will be an Additional Sum Insured Default (referred to below as an "ASI Default"). If the Guaranteed Death Benefit feature is not in effect, the entire policy will be in danger of lapsing and the default will be a "Policy Default."

The minimum amount you must pay to cure either type of default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all Section 5 charges, equals: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) the total of all Section 9 charges for the date of default and the next two Processing Dates, where the charges for each of the next two Processing Dates are assumed to be equal to such charges on the date of default.

An amount equal at least to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to any assignee of record at least 31 days before the end of this grace period specifying whether there is an ASI Default or a Policy Default and the Default Payment which you must make to cure the default.

If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges that are past due and unpaid will be deducted from the Account Value.

If there is an ASI Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then any Additional Sum Insured will cease to be in effect and will be removed from the policy. If there is a Policy Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will no longer be in full force. Upon a lapse of the policy the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during the grace period, we will deduct from the proceeds the unpaid Section 9 charges due from the date of default.

The policy may also lapse due to excess indebtedness as described in Section 10.

No Rider provisions will be in effect after the policy ceases to be in full force.

--------------------------------------------------------------------------------
8. ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value as of the end of any Valuation Period is derived as follows:

   (a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
       Section 13. (Call our Servicing Office to determine when the "close of business" currently occurs.)

   (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

   (c) We will then add any amount of Loan Assets, as defined in Section 10.

   (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

   (e) If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

Number of Shares in Variable Accounts

When transactions are made that affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs. The number of shares increases when:

   a)  any portion of a Net Premium is credited to that Variable Account;

   b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

   c)  any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

   a)  any portion of a loan is taken from that Variable Account;

   b) any portion of the charges described in Section 9 is deducted from that Variable Account;

   c)  any portion of a partial withdrawal is made from that Variable Account;
       or

   d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital ganis and losses (realized and unrealized) of the Variable Account reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period times 100% minus the Mortality and Expense Risk Charge percentage for the Valuation Period.

--------------------------------------------------------------------------------
9. CHARGES
--------------------------------------------------------------------------------

In computing the Account Value as of the end of the Date of Issue or any Processing Date, we will compute and deduct, in order, each of the charges (a) through (e), where:

   (a)  is the Asset-Based Risk Charge;

   (b)  is the Maintenance Charge;

   (c) is the sum of the charges for Riders which are part of the policy, if applicable;

   (d)  is the sum of all charges for ratings, if applicable; and

   (e)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date, as the case may be, is an amount equal to the applicable Applied Monthly Rate divided by 1,000, multiplied by the Net Amount at Risk on the Date of Issue or such Processing Date, as the case may be. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

   (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

   (b)  (i)  is the Sum Insured divided by 1.0032737 for death benefit option A;
             or

        (ii) is the Sum Insured divided by 1.0032737 plus the Account Value for death benefit option B; and

   (c) (i) is the amount defined in (a) multiplied by the applicable Death Benefit Factor as shown in Section 2 for death benefit option A; or

        (ii) is the amount defined in (a) multiplied by the applicable Death Benefit Factor as shown in Section 2 for death benefit option B.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. They will be determined in accordance with procedures and standards on file with the Insurance Department. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings, and expenses. They will be reviewed at least once every 5 Policy Years, but not more often than once each Policy Year. Any change in Applied Monthly Rates will be made on a uniform basis for Insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

--------------------------------------------------------------------------------
10. LOANS AND DIVIDENDS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan. We recommend you consult with a tax advisor before taking a loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 21.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, less (iii) and amount determined as follows:

   .    Deduct (ii) above from (i) above.

   . Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the Valuation Period in which the date of receipt of the loan application at our Servicing Office occurs.

The interest charged on any loan will be at an effective annual rate of 4.75% for years 1-10, 4.5% for years 11-20 and 4.25% thereafter. Loan interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.When excess indebtedness occurs, the policy will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. In no event, however, will such termination occur prior to the expiration of the grace period specified in
Section 7. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value. "Notice Date" is the date on which notice of Excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added to the loan daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 4%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

There are no dividends payable under this policy.

--------------------------------------------------------------------------------
11. SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine and pay the Surrender Value of the policy if the Insured is then alive, subject to Section 21, and the policy will terminate as of the end of the Valuation Period in which we have received at our Servicing Office (i) written notice requesting full surrender of the policy, and (ii) the surrendered policy. We may defer payment of the Surrender Value as provided by law or as provided in Section 20.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. Without our prior approval, the amount of the withdrawal and its related charge will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made. For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Generally, each withdrawal must be at least $1,000. We will not permit the portion of any withdrawal and its related charge that causes the Surrender Value to fall below 3 months' worth of Section 9 charges. Nor will we permit the portion of any withdrawal and its related charge that causes the policy to fail qualification as a life insurance contract for federal tax purposes. We also reserve the right to refuse the portion of any withdrawal and its related charge that causes the Total Sum Insured to fall below $100,000 or the Basic Sum Insured to fall below $20,000. Withdrawals may be deferred as provided by law or as provided in Section 20.

All amounts withdrawn will be subtracted from the Cumulative Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as provided below.

With respect to determining the death benefit under Death Benefit Option A (Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the appropriate Death Benefit Factor becomes equal to the Total Sum Insured. After that point is reached, both the Total Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death Benefit will continue to be determined in accordance with Section 4.

With respect to determining the death benefit under Death Benefit Option B (Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Total Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4.

--------------------------------------------------------------------------------
12. BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while the policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.

--------------------------------------------------------------------------------
13. SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Funds. Actual expense and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.


Examples of the changes we may make include the following:

   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

   (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

   (d) To substitute, for the investment company stock held in any Fund, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer Provision.

--------------------------------------------------------------------------------
14. ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

Any Net Premium processed prior to the 20th day after the Date of Issue will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue (or on the date such Net Premium is received, if later), we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premium in
accordance with the Subaccount Investment Option then in effect.   We will
allocate all other Net Premiums and all other credits among the Subaccounts in accordance with the Subaccount Investment Option then in effect. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. We reserve the right to impose limits on the number and frequency of such changes. The percentage that may be allocated to any Subaccount must be a whole number and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

Account Transfer Restrictions

General Restrictions
--------------------

Subject to the limitations below, you may elect to transfer amounts among the Subaccounts at any time while the policy is in full force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number greater than 12, (ii) impose limits on the frequency of such transfers, and (iii) impose a charge for each transfer that exceeds 12 in any Policy Year. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our rules in effect at the time of transfer.

Restrictions on Transfers to Subaccounts
----------------------------------------

Without our prior approval, the maximum amount which may be transferred to a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from the Fixed Account
-------------------------------------------------------

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year. The maximum transfer amount in each Policy Year is 20% of the value of the Fixed Account as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.

--------------------------------------------------------------------------------
15. INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Funds shall not be materially changed unless a statement of the change is filed with,any jurisdiction requiring such a filing and the New York Superintendent of Insurance. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.

--------------------------------------------------------------------------------
16. REPORTS TO OWNER
--------------------------------------------------------------------------------

While the policy is in full force, we will send you a statement within 60 days of each policy anniversary (and within 30 days of a policy lapse), setting forth the following information:

(a) The Death Benefit, in connection with the Death Benefit Option elected, Guaranteed Death Benefit, and Account Value as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report;

(d) Loan information; and

(e) any other information required by the New York Superintendent of Insurance

An illustration of future values will be provided upon request. A statement of cash surrender values will be furnished within 20 business days from the date of request.

--------------------------------------------------------------------------------
17. REINSTATEMENT
--------------------------------------------------------------------------------

If there is a Policy Default or ASI Default under Section 7, the policy or the Additional Sum Insured (as the case may be) may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement of the policy or the Additional Sum Insured is the date as of which all 4 requirements below have been satisfied:

   (l) We have received a written application for reinstatement.

   (2) We have received evidence of insurability satisfactory to us.

   (3) We have received a payment which, after deduction of all Section 5 charges (i.e., State Premium Tax Charge, Federal DAC Tax Charge, and applicable Sales Charges) is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the total of all
       Section 9 charges for the three Processing Dates next following the date of reinstatement, where the Section 9 charges for the three Processing Dates next following the date of reinstatement are assumed to be equal to such charges on the date of default.

   (4) We have verified receipt of items (2) and (3) above and have approved the application for reinstatement.

On the date of reinstatement of the policy (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement of the policy will be the amount specified in (3) above (i) less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed, (ii) less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

--------------------------------------------------------------------------------
18. OWNER, CONTINGENT OWNER, BENEFICIARY
--------------------------------------------------------------------------------

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice. If you die, the Contingent Owner will become the Owner. If there is no surviving Contingent Owner, the Insured will become the Owner.

If the Insured dies and has no surviving Beneficiary, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner, Contingent Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. Change or revocation will take effect on the date the notice is signed, subject to our receipt of the notice. . A change or revocation will take effect whether or not you or the Insured is alive on the date we receive the notice. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we receive the notice.

--------------------------------------------------------------------------------
19. INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

--------------------------------------------------------------------------------
20. DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

Payment of variable death benefits in excess of any minimum death benefits, cash values, loans, withdrawal value (except when used to pay premiums) or Surrender Value may be deferred for up to six months from the date of request (During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical.

If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The interest rate will be the same as declared for Option 1, Settlement Provisions, for the period the payment is deferred.

--------------------------------------------------------------------------------
21. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
22. ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23. INCONTESTABILITY
--------------------------------------------------------------------------------

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium or fraud. However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Insured for 2 years from the effective date of such increase. Further, any reinstatement will be contestable as to material misrepresentations in the reinstatement application for 2 years from the effective date of such reinstatement.

--------------------------------------------------------------------------------
24. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, the Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

--------------------------------------------------------------------------------
25. SUICIDE
--------------------------------------------------------------------------------

If the Insured commits suicide within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

--------------------------------------------------------------------------------
26. THE CONTRACT
--------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy, such application, and any riders and endorsements. However, additional written applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of the policy. All statements made in any application shall, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue. Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office. We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

--------------------------------------------------------------------------------
27. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1--Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

If a period certain option is elected that provides installment payments of the same amount at some ages for different periods certain, we will deem an election to have been made for the longest period certain that could have been elected for such age and amount.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

Table for Settlement Options 2B, 3, 4, and 5 - MALE*
(Monthly payments for each $1,000 of proceeds applied)
------------------------------------------------------------------------------------------------------------------
         OPTION 2B                                                OPTION 3
     Income for a Fixed                                       Life Income with       OPTION 4         OPTION 5
           Period                   Age of Payee at          Guaranteed Period         Life             Life
---------------------------         Birthday Nearest     -----------------------      Income           Income
    Period                           Date of First                                    without         with Cash
   of Years       Payment               Payment            10 Years    20 Years       Refund           Refund
------------------------------------------------------------------------------------------------------------------
       1           84.46                  40                 3.64        3.60          3.66              3.56
       2           42.86                  41                 3.69        3.64          3.71              3.60
       3           28.99                  42                 3.74        3.68          3.76              3.64
       4           22.06                  43                 3.79        3.73          3.81              3.68
       5           17.91                  44                 3.85        3.77          3.87              3.73
       6           15.14                  45                 3.90        3.82          3.93              3.77
       7           13.16                  46                 3.96        3.87          3.99              3.82
       8           11.68                  47                 4.02        3.92          4.05              3.87
       9           10.53                  48                 4.09        3.97          4.12              3.92
      10            9.61                  49                 4.15        4.03          4.19              3.98
      11            8.86                  50                 4.22        4.08          4.27              4.04
      12            8.24                  51                 4.29        4.14          4.34              4.10
      13            7.71                  52                 4.27        4.20          4.43              4.16
      14            7.26                  53                 4.45        4.26          4.51              4.23
      15            6.87                  54                 4.54        4.32          4.60              4.30
      16            6.53                  55                 4.62        4.39          4.70              4.37
      17            6.23                  56                 4.72        4.45          4.80              4.45
      18            5.96                  57                 4.82        4.51          4.91              4.53
      19            5.73                  58                 4.92        4.58          5.03              4.61
      20            5.51                  59                 5.03        4.64          5.15              4.70
      21            5.32                  60                 5.14        4.71          5.28              4.79
      22            5.15                  61                 5.26        4.78          5.42              4.89
      23            4.99                  62                 5.39        4.84          5.57              4.99
      24            4.84                  63                 5.52        4.90          5.74              5.10
      25            4.71                  64                 5.66        4.96          5.91              5.21
      26            4.59                  65                 5.81        5.02          6.10              5.33
      27            4.47                  66                 5.96        5.08          6.29              5.45
      28            4.37                  67                 6.11        5.13          6.50              5.58
      29            4.27                  68                 6.28        5.18          6.73              5.72
      30            4.18                  69                 6.44        5.23          6.97              5.86
---------------------------
  Annual, Semi-annual, or                 70                 6.61        5.27          7.23              6.01
 quarterly payments under                 71                 6.78        5.31          7.51              6.06
 Option 2B are 11.839,                    72                 6.96        5.34          7.80              6.33
 5.963, and 2.993                         73                 7.14        5.37          8.12              6.51
 respectively times the                   74                 7.32        5.40          8.45              6.68
 monthly payments.
---------------------------
                                          75                 7.49        5.42          8.82              6.87
                                          76                 7.67        5.44          9.21              7.08
                                          77                 7.84        5.44          9.62              7.28
                                          78                 8.01        5.47         10.07              7.52
                                          79                 8.17        5.48         10.55              7.74
                                          80                 8.33        5.49         11.06              7.97
                                          81                 8.48        5.49         11.61              8.26
                                          82                 8.61        5.50         12.19              8.50
                                          83                 8.74        5.50         12.81              8.76
                                          84                 8.86        5.51         13.46              9.11
                                       85 & over             8.97        5.51         14.16              9.39
                           --------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           --------------------------------------------------------------------------------------

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

Table for Settlement Options 2B, 3, 4, and 5 - FEMALE*

(Monthly payments for each $1,000 of proceeds applied)

--------------------------------------------------------------------------------------------------------
       OPTION 2B                                           OPTION 3
   Income for a Fixed                                  Life Income with          OPTION 4     OPTION 5
        Period               Age of Payee at          Guaranteed Period            Life         Life
-------------------------   Birthday Nearest    -----------------------------     Income       Income
    Period                   Date of First                                        without     with Cash
   of Years      Payment       Payment            10 Years          20 Years      Refund       Refund
--------------------------------------------------------------------------------------------------------
       1         84.46           40                 3.42              3.40         3.42         3.37
       2         42.86           41                 3.46              3.43         3.46         3.41
       3         28.99           42                 3.50              3.47         3.50         3.44
       4         22.06           43                 3.54              3.51         3.54         3.48
       5         17.91           44                 3.58              3.55         3.59         3.52
       6         15.14           45                 3.63              3.59         3.63         3.56
       7         13.16           46                 3.67              3.63         3.68         3.60
       8         11.68           47                 3.72              3.68         3.73         3.64
       9         10.53           48                 3.77              3.72         3.79         3.69
      10          9.61           49                 3.83              3.77         3.84         3.74
      11          8.86           50                 3.89              3.82         3.90         3.79
      12          8.24           51                 3.95              3.88         3.97         3.84
      13          7.71           52                 4.01              3.93         4.03         3.89
      14          7.26           53                 4.08              3.99         4.10         3.95
      15          6.87           54                 4.15              4.04         4.18         4.01
      16          6.53           55                 4.22              4.11         4.25         4.07
      17          6.23           56                 4.30              4.17         4.34         4.14
      18          5.96           57                 4.38              4.23         4.42         4.21
      19          5.73           58                 4.47              4.30         4.52         4.28
      20          5.51           59                 4.56              4.37         4.61         4.36
      21          5.32           60                 4.65              4.44         4.72         4.44
      22          5.15           61                 4.76              4.51         4.83         4.52
      23          4.99           62                 4.86              4.58         4.95         4.61
      24          4.84           63                 4.98              4.65         5.07         4.70
      25          4.71           64                 5.10              4.72         5.21         4.80
      26          4.59           65                 5.22              4.79         5.35         4.91
      27          4.47           66                 5.36              4.86         5.51         5.02
      28          4.37           67                 5.50               493         5.67         5.13
      29          4.27           68                 5.65              5.00         5.85         5.26
      30          4.18           69                 5.80              5.06         6.04         5.38
----------------------------
  Annual, Semi-annual, or        70                 5.96              5.12         6.25         5.52
 quarterly payments under        71                 6.14              5.18         6.47         5.67
 Option 2B are 11.839,           72                 6.31              5.23         6.71         5.82
    5.963, and 2.993             73                 6.50              5.28         6.97         5.99
 respectively times the          74                 6.69              5.32         7.26         6.15
   monthly payments.             75                 6.89              5.35         7.56         6.33
----------------------------
                                 76                 7.09              5.39         7.90         6.53
                                 77                 7.29              5.41         8.26         6.72
                                 78                 7.49              5.43         8.65         6.95
                                 79                 7.69              5.45         9.07         7.17
                                 80                 7.89              5.47         9.53         7.40
                                 81                 8.08              5.48        10.03         7.67
                                 82                 8.26              5.49        10.57         7.92
                                 83                 8.43              5.50        11.16         8.23
                                 84                 8.59              5.50        11.79         8.50
                              85 & over             8.74              5.50        12.48         8.79
                           -----------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           -----------------------------------------------------------------------------

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

                *****THIS PAGE IS INTENTIONALLY LEFT BLANK*****

Communications about this policy may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Universal  Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits and premiums and the policy class are shown in the Specifications Section of the policy.